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                                                                    EXHIBIT 99.1

                             [DIEDRICH COFFEE LOGO]


FOR IMMEDIATE RELEASE
MAY 9, 2001


            DIEDRICH COFFEE ANNOUNCES COMPLETION OF EQUITY INVESTMENT
                            AND REVERSE STOCK SPLIT


IRVINE, CA. MAY 9, 2001 - DIEDRICH COFFEE, INC. (NASDAQ: DDRX), announced today that it had completed the previously announced equity investment transaction and reverse stock split approved by its stockholders earlier in the week. At a special meeting of Diedrich Coffee's stockholders held on May 7, 2001, the stockholders approved an increase in the company's authorized shares of common stock, the equity investment transaction and a one-for-four reverse stock split.

The increase in the authorized shares of common stock was effected via an amendment to the company's Certificate of Incorporation filed in Delaware on Tuesday, May 8, 2001. The equity investment transaction was completed later that same day resulting in the sale of eight million shares of common stock at $0.75 per share and the issuance of warrants to purchase an additional two million shares of common stock at an initial exercise price of $1.20. The gross proceeds to the company from the equity investment were $6 million. After the payment of approximately $400,000 in transaction expenses, the company anticipates paying approximately $3.6 million of the proceeds to the company's lender to reduce outstanding indebtedness. The remainder of the proceeds will be used for current obligations and other general corporate expenses.

"The improved financial stability resulting from this transaction will allow us to focus on what we do best: sourcing, roasting and selling specialty grade coffees through wholesale and retail points of distribution," commented Mike Jenkins, Diedrich Coffee's CEO. "We believe that we are positioned to play a significant role in the growth of specialty coffee's importance to the American consumer," Jenkins added.

Following the closing of the equity investment transaction, the one-for-four reverse stock split was effected resulting in every four shares of the company's outstanding common stock being converted automatically into one share of common stock. Effective upon the opening of the market on May 11, 2001, Diedrich Coffee's shares of common stock will trade on a post-reverse split basis on The Nasdaq National Market. As part of the reverse stock split, the authorized shares of the company's common stock were decreased proportionately from 35,000,000 shares to 8,750,000 shares.

ABOUT DIEDRICH COFFEE

Diedrich Coffee, Inc. is one of the nation's largest producers of specialty grade coffee, with annual revenues in excess of $75 million. The company sources and roasts the world's highest quality coffees, and sells them through a variety of wholesale distribution channels as well as through 376 retail locations in 37 states and eleven foreign countries. The company's primary brands are Diedrich Coffee and Gloria Jean's Coffee. Gloria Jean's is the nation's leading chain of mall-based coffee stores.

The company is headquartered in Irvine, Calif. For more information about Diedrich Coffee or Gloria Jean's Coffee call (800) 354-5282, or visit the company's websites at www.diedrich.com, or www.gloriajeans.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including but not limited to, the successful management of Diedrich Coffee's growth strategy, impact of competition, the availability of working capital and other risks and uncertainties described in detail under "Risk Factors and Trends Affecting Diedrich Coffee and its Business" in the Company's annual report on form 10-K for the fiscal year ended June 28, 2000.


Investor Contact: Matt McGuinness, Chief Financial Officer
                  Diedrich Coffee, Inc. (949) 260-6734